Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cascade Bancorp 2008 Performance Incentive Plan of our reports dated March 5, 2008, with respect to the consolidated financial statements of Cascade Bancorp and subsidiary (collectively, “Cascade Bancorp”) and the effectiveness of internal control over financial reporting of Cascade Bancorp included in Cascade Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Symonds, Evans & Company, P.C.

Portland, Oregon

May 19, 2008